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Exhibit 99.1

Assured Guaranty Ltd. Reports Third Quarter 2010 Operating Income of
$222.8 Million ($1.19 per Diluted Share) and
Net Income of $180.9 Million ($0.96 per Diluted Share)

  •
  Third quarter 2010 operating income(1) increased 382% from third quarter 2009 operating income of $46.2 million. Third quarter 2010 operating income per diluted share increased 310% from $0.29 per diluted share in third quarter 2009. Both third quarter 2010 operating income and operating income per share were a record for Assured Guaranty Ltd.

1
Operating income, operating shareholders' equity, adjusted book value and present value of new business production ("PVP") are financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are therefore called "non-GAAP financial measures." Reconciliations of these non-GAAP financial measures to the most comparable financial information prepared in accordance with GAAP are provided herein. Please see the "Explanation of Non-GAAP Financial Measures" section of this press release for a definition of these non-GAAP financial measures.

•
Third quarter 2010 operating income and net income included a $55.8 million ($0.30 per diluted share) tax benefit related to the filing of an amended pre-acquisition tax return of Assured Guaranty Municipal Holdings Inc. ("AGMH").

•
Loss and loss adjustment expenses ("LAE") on contracts written in financial guaranty form and losses incurred on credit derivatives included in operating income totaled $136.0 million in third quarter 2010, a 51% reduction from the prior year period.

•
September 30, 2010 shareholders' equity per share attributable to Assured Guaranty Ltd. was $22.80, operating shareholders' equity(1) per share was $25.17 and adjusted book value(1) per share was $49.01, increases of 19%, 12% and 1%, respectively, compared to December 31, 2009.

        Hamilton, Bermuda, November 4, 2010 — Assured Guaranty Ltd. (NYSE: AGO) ("AGL" and, together with its subsidiaries, "Assured Guaranty" or the "Company") reported its financial results for the quarter ended September 30, 2010 ("third quarter 2010") today. The Company's third quarter 2010 operating income was $222.8 million, a 382% increase from $46.2 million for the quarter ended September 30, 2009 ("third quarter 2009"). Operating income per diluted share was $1.19 in third quarter 2010, up 310% from third quarter 2009 operating income per diluted share of $0.29. Assured Guaranty also reported third quarter 2010 net income attributable to AGL ("net income") of $180.9 million ($0.96 per diluted share) versus a third quarter 2009 net loss attributable to AGL ("net (loss)") of $35.0 million ($0.22 per diluted share). Table 1 provides a reconciliation of operating income to net income (loss) and operating income per diluted share to net income (loss) per diluted share.

        "Our strong operating earnings this quarter continue to reflect the stable results of our credit portfolio and the earnings power of our franchise," said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty. "During the quarter, we also increased our market position in the U.S. municipal market and benefited from a significant increase in mortgage loan repurchases by originators, having reached repurchase agreements on $111 million of defective or ineligible loans."

        Commenting on the financial strength ratings change by Standard & Poor's Ratings Services ("S&P") for Assured Guaranty Corp. ("AGC") and Assured Guaranty Municipal Corp. ("AGM") to AA+ (stable outlook), Mr. Frederico added: "The unwarranted rating action results in market disruption for municipal issuers who utilize our guaranty to achieve broad market access and cost savings. We continue to request the establishment of a comprehensive regulator for the rating agencies to ensure a more stable and transparent business model and market for issuers and investors."

        Two items related to AGMH, which was acquired by Assured Guaranty in 2009 (the "AGMH Acquisition"), contributed to the increase in third quarter 2010 operating and net income. First, third quarter 2010 operating and net income included a tax benefit of $55.8 million ($0.30 per diluted share) related to the filing of an amended pre-acquisition tax return of AGMH. Second, third quarter 2009 operating and net income included $51.3 million ($34.1 million after tax or $0.22 per diluted share) of AGMH Acquisition-related expenses.

        Excluding these amounts, Assured Guaranty's third quarter 2010 operating income would have been $167.0 million ($0.89 per diluted share), a 108% increase from $80.3 million ($0.51 per diluted share) in third quarter 2009. This improvement in third quarter 2010 financial results compared to the prior year period reflects reduced loss and LAE on contracts written in financial guaranty form and reduced losses incurred on credit derivatives, principally on U.S. residential mortgage-backed securities ("RMBS").

Table 1: Reconciliation of Net Income (Loss) Attributable to Assured Guaranty Ltd.
to Operating Income
($ in millions, except per share data)

	3Q-10	3Q-09
Net income (loss) attributable to Assured Guaranty Ltd.	$180.9	$(35.0)
Less: Realized gains (losses) on investments, after tax	(1.3)	(6.0)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(192.6)	(41.3)
Less: Fair value gains (losses) on committed capital securities ("CCS"), after tax	(3.6)	(34.5)
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	24.4	23.9
Less: Effect of consolidating variable interest entities ("VIEs"), after tax[1]	131.2	—
Less: Goodwill and settlement of pre-existing relationship	—	(23.3)

Operating income	$222.8	$46.2

	3Q-10	3Q-09
Net income (loss) attributable to Assured Guaranty Ltd. per diluted share	$0.96	$(0.22)
Less: Realized gains (losses) on investments, after tax	(0.01)	(0.04)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(1.03)	(0.26)
Less: Fair value gains (losses) on CCS, after tax	(0.02)	(0.22)
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	0.13	0.15
Less: Effect of consolidating VIEs, after tax[1]	0.70	—
Less: Goodwill and settlement of pre-existing relationship	—	(0.15)

Operating income per diluted share[2]	$1.19	$0.29

Weighted average shares outstanding (in millions):
Basic shares outstanding — GAAP	183.7	156.3
Diluted shares outstanding — GAAP	187.3	156.3
Diluted shares outstanding — non-GAAP	187.5	160.1

1.
Effective January 1, 2010, GAAP accounting required the consolidation of VIEs where the Company is determined to be the control party through rights under our financial guaranty insurance contracts. For those VIEs that the Company consolidates, it records all of the activities of the VIE and eliminates the related insurance accounting. Operating income reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company's insured obligations on a consistent basis.

2.
Operating income per diluted share is calculated by dividing operating income by diluted shares outstanding—non-GAAP, which excludes the effect of securities that would be antidilutive to operating income or loss per share.

Third Quarter 2010 New Business Production

        The Company also announced today that third quarter 2010 present value of new business production ("PVP") was $88.9 million. Consolidated PVP decreased 44% from $158.1 million in third quarter 2009 due to reduced new business volume in the new issue tax-exempt U.S. municipal market. Table 2 provides a reconciliation of PVP to gross written premiums ("GWP").

        Total U.S. public finance PVP was $84.5 million in third quarter 2010, a decline of 45% compared to $154.9 million in third quarter 2009. Assured Guaranty insured 9.8% of third quarter 2010 new issue tax-exempt U.S. public finance par, down from 11.5% in third quarter 2009. The decline in PVP compared to the prior year period reflects several factors, including: lower market interest rates and credit spreads; the 7.5% decline in tax-exempt U.S. public finance market issuance, in part attributable to the Build America Bonds program; and the impact of the downgrade by Moody's Investors Service of the Company's insurance subsidiaries' financial strength ratings in November 2009.

        Commenting on business production in the third quarter, Mr. Frederico said: "Our focus in 2010 has been on rebuilding our U.S. municipal franchise, on which we have made significant progress. We increased our share of the tax-exempt new issue market for the first three quarters of 2010 to 9.2%, a material increase from our 5.2% share in fourth quarter 2009. Specifically, during the first nine months of 2010, we guaranteed approximately 1,400 issues, both large and small, across a wide spectrum of the municipal market, reflecting significant demand and franchise value for our guaranties."

        "Our financial guaranties provide much needed market access for a broad range of issuers and liquidity for investors," continued Mr. Frederico. "Further, our guaranties, along with the credit underwriting, surveillance and remediation that we provide, add significant value for investors, particularly at the retail level. We were pleased that the S&P downgrade did not affect our pipeline of priced deals that had not yet closed. Since the S&P downgrade on October 25th, AGC and AGM have priced or closed as scheduled over 120 transactions with a par amount of $1.6 billion."

Table 2: Reconciliation of PVP to GWP
($ in millions)

	Quarter Ended September 30,
	2010	2009
Public finance — U.S.
Primary markets	$74.7	$150.6
Secondary markets	9.8	4.3
Public finance — non-U.S.
Primary markets	—	—
Secondary markets	—	—
Structured finance — U.S.	3.7	2.3
Structured finance — non-U.S.	0.7	0.9

Total PVP	88.9	158.1
Less: PVP of credit derivatives	—	—

PVP of financial guaranty insurance	88.9	158.1
Less: Financial guaranty installment premium PVP	4.9	4.2

Total: Financial guaranty upfront GWP	84.0	153.9
Plus: Financial guaranty installment adjustment[1]	(6.4)	(29.8)

Total financial guaranty GWP	77.6	124.1
Plus: Other segment GWP	—	0.1

Total GWP	$77.6	$124.2

1.
Includes the difference between management's estimates for the discount rate applied to future installments compared to the discount rate used for new financial guaranty insurance accounting standards as well as the changes in estimated term for future installments.

Third Quarter 2010 Operating Income Statement Highlights

        Assured Guaranty's third quarter 2010 operating income excluding the $55.8 million tax benefit related to AGMH was $167.0 million, a 108% increase from third quarter 2009 operating income excluding $34.1 million in after-tax AGMH Acquisition-related expenses of $80.3 million. Excluding these AGMH items, third quarter 2010 operating income per diluted share was $0.89 per diluted share, a 75% increase compared to $0.51 per diluted share in third quarter 2009. Table 3 provides a reconciliation of Assured Guaranty's GAAP income to its non-GAAP operating income for third quarter 2010 and third quarter 2009.

        Third quarter 2010 operating income per diluted share includes the effect of 27,512,600 shares issued by the Company in December 2009 for net proceeds of $574 million that were not included in third quarter 2009 shares outstanding. This issuance increased weighted average diluted shares outstanding from 156.3 million for third quarter 2009 to 187.3 million for third quarter 2010.

        Assured Guaranty's third quarter 2010 operating income also included the following notable items as compared to third quarter 2009 operating income:

  •
  Net earned premiums:  Net earned premiums included in operating income declined 9% from $330.0 million in third quarter 2009 to $301.5 million in third quarter 2010 principally due to the reduction of in-force business over the past year, offset slightly by increased refundings. The decline in in-force business resulted largely from the reduction in the Company's structured finance net par outstanding, which declined from $178.5 billion at September 30, 2009 to $159.4 billion at September 30, 2010. Structured finance net earned premiums are expected to continue to decline due to the Company's revised underwriting standards and risk management standards for structured finance, including its decision not to guarantee U.S. RMBS at the present time and to no longer guarantee structured finance transactions at Assured Guaranty Municipal Corp. Net earned premiums due to refundings and accelerations were $21.2 million and $17.4 million in third quarter 2010 and third quarter 2009, respectively. The operating income effect of refundings and accelerations was $13.9 million ($0.07 per diluted share) and $9.9 million ($0.06 per diluted share) in third quarter 2010 and third quarter 2009, respectively.

  •
  Net investment income:  Assured Guaranty's third quarter 2010 investment income of $85.6 million increased slightly compared to $84.7 million in third quarter 2009 due to an increase in Assured Guaranty's total investment portfolio that was largely offset by decreased interest rate yields on longer-term fixed maturity securities. The Company's investment portfolio increased from $9.9 billion at September 30, 2009 to $10.7 billion at September 30, 2010. However the pre-tax book yield on the fixed maturity portfolio, which excludes short-term investments, declined from 4.24% at September 30, 2009 to 4.07% at September 30, 2010 as a result of market interest rates.

  •
  Credit derivative revenues:  Third quarter 2010 credit derivative revenues decreased 12% to $50.7 million from $57.3 million for third quarter 2009 due to the reduction of structured finance credit derivative net par outstanding over the past year. As of September 30, 2010, the Company had $116.0 billion of net par outstanding on credit derivatives, down 6% from $123.4 billion at September 30, 2009.

  •
  Losses incurred on credit derivatives:  Third quarter 2010 losses incurred on credit derivatives decreased 89% to $15.4 million from $142.2 million for third quarter 2009 due to lower losses incurred on U.S. RMBS, principally for first lien securitizations.

Table 3: Reconciliation of GAAP Income Statement As Reported to
Non-GAAP Operating Income Results
(dollars and shares in millions, except per share amounts)

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$288.7	$(12.8)	$301.5	$330.0	$—	$330.0
Net investment income	85.6	—	85.6	84.7	—	84.7
Net realized investment gains (losses)	(2.4)	(2.4)	—	(6.1)	(6.1)	—
Net change in fair value of credit derivatives:			—			—
Realized gains and other settlements	52.4	52.4	—	71.7	71.7	—
Net unrealized gains (losses)	(284.9)	(284.9)	—	(205.3)	(205.3)	—
Credit derivative revenues	—	(50.7)	50.7	—	(57.3)	57.3
Losses incurred on credit derivatives	—	15.4	(15.4)	—	142.2	(142.2)

Net change in fair value of credit derivatives	(232.5)	(267.8)	35.3	(133.6)	(48.7)	(84.9)
Fair value gains (losses) on CCS	(5.5)	(5.5)	—	(53.1)	(53.1)	—
Financial guaranty VIEs' revenues	76.5	76.5	—	4.9	4.9	—
Other income	33.8	33.6	0.2	57.0	26.9	30.1

Total revenues	244.2	(178.4)	422.6	283.8	(76.1)	359.9
Expenses:
Loss and LAE	109.1	(11.5)	120.6	133.3	—	133.3
Amortization of deferred acquisition costs ("DAC")	8.0	—	8.0	1.3	—	1.3
AGMH Acquisition-related expenses	—	—	—	51.3	—	51.3
Interest expense	24.9	—	24.9	25.2	—	25.2
Goodwill and settlement of pre-existing relationship	—	—	—	23.3	23.3	—
Financial guaranty VIEs' expenses	(126.7)	(126.7)	—	10.2	10.2	—
Other operating expenses	52.2	—	52.2	67.3	—	67.3

Total expenses	67.5	(138.2)	205.7	311.9	33.5	278.4

Income (loss) before income taxes	176.7	(40.2)	216.9	(28.1)	(109.6)	81.5
Provision (benefit) for income taxes	(4.2)	1.7	(5.9)	12.2	(23.1)	35.3

Net income (loss)	180.9	(41.9)	222.8	(40.3)	(86.5)	46.2
Less: Noncontrolling interest of VIEs	—	—	—	(5.3)	(5.3)	—

Net income (loss) attributable to AGL (GAAP) and operating income	$180.9	$(41.9)	$222.8	$(35.0)	$(81.2)	$46.2

Diluted shares	187.3		187.5	156.3		160.1

Earnings per diluted share	$0.96		$1.19	$(0.22)		$0.29

  •
  Loss and LAE:  The Company's third quarter 2010 loss and LAE included in operating income was $120.6 million, of which $106.6 million was associated with U.S. RMBS, principally for alternative-A option-adjustable rate mortgage and home equity line of credit securitizations. Loss and LAE on RMBS for third quarter 2010 is primarily comprised of losses that the Company had expected to recognize due to the amortization of unearned premium reserve, the effect of loss development resulting from the Company's mortgage delinquency, foreclosure, prepayment and loss severity experience, and changes in the discount rate. Included in third quarter 2010 loss and LAE was $13.5 million associated with non-RMBS structured finance deals, including increased loss reserves on life insurance securitizations that are principally due to changes in discount rates. Expected losses to be expensed, including amounts to be expensed on VIEs consolidated by the Company, decreased from $1,235 million at June 30, 2010 to $1,180 million at September 30, 2010. Net expected losses to be expensed represent losses that the Company expects to incur in the future as it amortizes its unearned premium reserve; the Company's calculation of adjusted book value includes the effect of these future expected losses.

  •
  Operating expenses:  Operating expenses, the majority of which are for employee-related expenses, decreased from $67.3 million in third quarter 2009 to $52.2 million in third quarter 2010 reflecting the decrease in compensation expenses and in the number of employees since the AGMH Acquisition. Assured Guaranty employee headcount totaled 349 as of September 30, 2010, down from 475 as of July 1, 2009.

  •
  Income taxes:  Assured Guaranty's provision for taxes was a net benefit of $5.9 million in third quarter 2010, including $55.8 million recorded as a benefit resulting from the amendment of an AGMH U.S. tax return for a period prior to the AGMH Acquisition. Assured Guaranty's tax rate on operating income excluding this benefit was 23.0% in third quarter 2010 as compared to 43.4% in third quarter 2009, reflecting the lower level of loss and LAE incurred in its Bermuda operations in third quarter 2010.

Third Quarter 2010 Shareholders' Equity and Adjusted Book Value:

        Shareholders' equity attributable to AGL ("book value") at September 30, 2010 was $4,189.2 million, a 19% increase from December 31, 2009 book value of $3,520.5 million. The increase in book value during the nine months ended September 30, 2010 ("nine months 2010") resulted primarily from the Company's $706.4 million of net income for the period, offset in part by the effect of consolidating certain VIEs on January 1, 2010. Assured Guaranty's September 30, 2010 book value per share was $22.80, a 19% increase over December 31, 2009 book value per share of $19.12. Shares outstanding at September 30, 2010 decreased slightly from 184.2 million at December 31, 2009 to 183.7 million, largely due to the Company's repurchase of 707,350 common shares in May 2010.

        Operating shareholders' equity, which excludes the effect of consolidating VIEs and other items, was $4,624.5 million, a 12% increase from $4,142.2 million at December 31, 2009, largely due to Company's nine months 2010 operating income of $507.4 million. Table 4 provides a reconciliation of shareholders' equity to operating shareholders' equity and adjusted book value. Operating shareholders' equity per share was $25.17 at September 30, 2010, a 12% increase from $22.49 at December 31, 2009.

        The Company's adjusted book value was $9,005.9 million at September 30, 2010, an increase from $8,913.7 million at December 31, 2009. Adjusted book value per share was $49.01 at September 30, 2010, up 1% from December 31, 2009 adjusted book value of $48.40.

Table 4: Reconciliation of Shareholders' Equity Attributable to Assured Guaranty Ltd.
to Operating Shareholders' Equity and Adjusted Book Value
(amounts in millions, except per share data)

	As of
	September 30, 2010	December 31, 2009
Shareholders' equity attributable to Assured Guaranty Ltd.	$4,189.2	$3,520.5
Less: Effect of consolidating VIEs, after tax[1]	(73.6)	—
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(698.9)	(767.6)
Less: Fair value gains (losses) on CCS, after tax	9.9	6.2
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect, after tax	327.3	139.7

Operating shareholders' equity	$4,624.5	$4,142.2
Less: DAC, after tax	258.2	235.3
Plus: Net present value of estimated net future credit derivative revenue, after tax(1)	459.5	520.0
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax	4,180.1	4,486.8

Adjusted book value	$9,005.9	$8,913.7

Shares outstanding at the end of period (in millions)	183.7	184.2
Per share:
Shareholders' equity attributable to Assured Guaranty Ltd.	$22.80	$19.12
Less: Effect of consolidating VIEs, after tax[1]	(0.40)	—
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(3.80)	(4.17)
Less: Fair value gains (losses) on CCS, after tax	0.05	0.03
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect, after tax	1.78	0.76

Operating shareholders' equity	$25.17	$22.49
Less: DAC, after tax	1.41	1.28
Plus: Net present value of estimated net future credit derivative revenue, after tax(1)	2.50	2.82
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax	22.75	24.36

Adjusted book value	$49.01	$48.40

1.
Effective January 1, 2010, GAAP accounting required the consolidation of VIEs where the Company is determined to be the control party through rights under our financial guaranty insurance contracts. For those VIEs that the Company consolidates, it records all of the activities of the VIE and eliminates the related insurance accounting. Operating shareholders' equity reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company's insured obligations on a consistent basis.

        Conference Call and Webcast Information:  The Company will host a conference call for investors and analysts on November 5, 2010 at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time). The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing 866-804-6921 (in the U.S.) or 857-350-1667 (International), passcode 69526997. A replay of the call will be available through December 5, 2010 by dialing 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 16908199.

        Please refer to Assured Guaranty's September 30, 2010 Financial Supplement, which is posted on the Company's website at http://www.assuredguaranty.com/investor/ltd/financial.aspx for more information on the Company's individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company has also posted on its website Assured Guaranty's Financial Guaranty Direct Segment's U.S. and International Structured Finance Transaction List and New Issue U.S. Public Finance List, both as of September 30, 2010. The Company also made available on the Investor Information section of its website its Equity Investor Presentation for the third quarter of 2010 and its Fixed Income Investor Presentation for the third quarter of 2010. Both presentations can be obtained from the Company's website at
http://www.assuredguaranty.com/Content/ContentDisplay.aspx?ContentID=2668.

# # #

        Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Income Statements
($ in millions)

	Quarter Ended September 30,
	2010	2009
Revenues:
Net earned premiums	$288.7	$330.0
Net investment income	85.6	84.7
Net realized investment gains (losses)	(2.4)	(6.1)
Net change in fair value of credit derivatives:
Realized gains and other settlements	52.4	71.7
Net unrealized gains (losses)	(284.9)	(205.3)

Net change in fair value of credit derivatives	(232.5)	(133.6)
Fair value gain (loss) on CCS	(5.5)	(53.1)
Financial guaranty VIEs' revenues[1]	76.5	4.9
Other income	33.8	57.0

Total revenues	244.2	283.8
Expenses:
Loss and LAE	109.1	133.3
Amortization of deferred acquisition costs	8.0	1.3
AGMH Acquisition-related expenses	—	51.3
Interest expense	24.9	25.2
Goodwill and settlement of pre-existing relationship	—	23.3
Financial guaranty VIEs' expenses[1]	(126.7)	10.2
Other operating expenses	52.2	67.3

Total expenses	67.5	311.9

Income (loss) before income taxes	176.7	(28.1)
Provision (benefit) for income taxes	(4.2)	12.2

Net income (loss)	180.9	(40.3)
Less: Noncontrolling interest of variable interest entities	—	(5.3)

Net income (loss) attributable to AGL	180.9	(35.0)
Less: Realized gains (losses) on investments, after tax	(1.3)	(6.0)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(192.6)	(41.3)
Less: Fair value gains (losses) on CCS, after tax	(3.6)	(34.5)
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	24.4	23.9
Less: Effect of consolidating VIEs, after tax[1]	131.2	—
Less: Goodwill and settlement of pre-existing relationship	—	(23.3)

Operating income	$222.8	$46.2

1.
Effective January 1, 2010, GAAP accounting required the consolidation of VIEs where the Company is determined to be the control party through rights under our financial guaranty insurance contracts. For those VIEs that the Company consolidates, it records all of the activities of the VIE and eliminates the related insurance accounting. Operating income reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company's insured obligations on a consistent basis.

Assured Guaranty Ltd.
Consolidated Balance Sheets
($ in millions)

	As of :
	September 30, 2010	December 31, 2009
Assets
Investment portfolio:
Fixed maturity securities, available for sale, at fair value	$9,775.8	$9,139.9
Short-term investments, at fair value	907.7	1,668.3

Total investment portfolio	10,683.5	10,808.2
Assets acquired in refinancing transactions	133.2	152.4
Cash	87.4	44.1
Premiums receivable, net of ceding commissions payable	1,322.5	1,418.2
Ceded unearned premium reserve	897.2	1,080.5
DAC	251.2	242.0
Reinsurance recoverable on unpaid losses	18.1	14.1
Credit derivative assets	475.6	492.5
CCS, at fair value	15.3	9.5
Deferred tax asset, net	842.1	1,158.2
Salvage and subrogation recoverable	824.8	420.3
Financial guaranty VIE assets[1]	2,296.7	762.3
Other assets	523.5	200.4

Total assets	$18,371.1	$16,802.7

Liabilities and shareholders' equity Liabilities
Unearned premium reserve	$7,374.8	$8,400.2
Loss and LAE reserve	467.0	289.5
Long-term debt	923.8	917.4
Notes payable	132.1	149.1
Credit derivative liabilities	2,180.7	2,034.6
Reinsurance balances payable, net	259.3	215.2
Financial guaranty VIE liabilities with recourse[1]	2,225.7	762.7
Financial guaranty VIE liabilities without recourse[1]	236.9	—
Other liabilities	381.6	513.9

Total liabilities	14,181.9	13,282.6
Shareholders' equity
Common stock	1.8	1.8
Additional paid-in capital	2,583.2	2,585.0
Retained earnings[1]	1,264.7	789.9
Accumulated other comprehensive income	337.5	141.8
Deferred equity compensation	2.0	2.0

Total shareholders' equity attributable to AGL	4,189.2	3,520.5
Noncontrolling interest of financial guaranty VIEs[1]	—	(0.4)

Total shareholders' equity	4,189.2	3,520.1

Total liabilities and shareholders' equity	$18,371.1	$16,802.7

1.
Effective January 1, 2010, GAAP accounting required the consolidation of VIEs where the Company is determined to be the control party through rights under our financial guaranty insurance contracts.

Explanation of Non-GAAP Financial Measures:

        The Company references financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        Assured Guaranty's management and board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

        The following paragraphs define each non-GAAP financial measure and describe why they are useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented above. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

        Operating Income:  Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared to the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:

  1)
  Elimination of the after-tax realized gains (losses) on the Company's investments, including other than temporary impairments, and credit and interest rate related gains and losses from sales of securities. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate related gains or losses, is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax foreign exchange gains (losses) on revaluation of net premium receivables. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange revaluation gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

  5)
  Elimination of the effects of consolidating certain financial guaranty VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  6)
  Elimination of goodwill and settlement of pre-existing relationship in order to show the 2009 contribution to operating income of AGMH without the distorting effects of acquisition accounting adjustments recorded on date of closing of the acquisition of AGMH by the Company.

        Operating Shareholders' Equity:  Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excluding fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:

  1)
  Elimination of the effects of consolidating certain VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital securities. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax unrealized gains (losses) on the Company's investments, that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange revaluation). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore will not recognize an economic loss.

        Adjusted Book Value:  Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in, foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured

Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

  1)
  Elimination of after-tax deferred acquisition costs. These amounts represent net deferred expenses that have already been paid or accrued that will be expensed in future accounting periods.

  2)
  Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

  3)
  Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of net expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

        Net present value of estimated net future credit derivative revenue:  Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes in excess of expected losses, and is discounted at 6% (which represents the Company's tax-equivalent pre-tax investment yield on its investment portfolio). Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

        PVP or present value of new business production:  Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives ("Credit Derivative Revenues") do not adequately measure. PVP in respect of insurance and credit derivative contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% (the Company's tax-equivalent pre-tax investment yield on its investment portfolio). For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Cautionary Statement Regarding Forward-Looking Statements:

        Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's forward-looking statements regarding financial strength and growth opportunities and its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings could be affected by a rating agency action, such as a ratings downgrade or change in outlook, developments in the world's financial and capital markets, changes in the world's credit markets, more severe or frequent losses affecting the adequacy of Assured Guaranty's loss reserve, the impact of market volatility on the mark-to-market of our contracts written in credit default swap form, reduction in the amount of reinsurance portfolio opportunities available to the Company, deterioration in the financial condition of our reinsurers, the amount and timing of reinsurance recoverable actually received, the risk that reinsurers may dispute amounts owed to us under our reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions, decreased demand or increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, Assured Guaranty's dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 4, 2010 and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Equity Investors:
Sabra R. Purtill, CFA
Managing Director, Investor Relations
212-408-6044
spurtill@assuredguaranty.com

Ross Aron
Assistant Vice President, Investor Relations
212-261-5509
raron@assuredguaranty.com

Media:
Betsy Castenir
Managing Director, Corporate Communications
212-339-3424
bcastenir@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com

Fixed Income Investors:
Robert Tucker
Managing Director, Fixed Income Investor Relations
212-339-0861
rtucker@assuredguaranty.com

Michael Walker
Director, Fixed Income Investor Relations
212-261-5575
mwalker@assuredguaranty.com

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  Exhibit 99.1